SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                               (Amendment No. 1)(1)

                             Price Enterprises, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   741444 202
                                 (CUSIP Number)

       James F. Cahill, 7979 Ivanhoe Avenue, Suite 520, La Jolla, CA 92037
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 2, 1999
                          (Date of Event which Requires
                            Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)
                               Page 1 of 109 Pages

----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                         -------------------
CUSIP No. 741444 202                 13D                     Page 2 of 109 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Sol Price
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                         -------------------
CUSIP No. 741444 202                  13D                    Page 3 of 109 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons

     I.R.S.  Identification  Nos. of above  persons  (Entities  Only)
     Community Foundation of The United Jewish Federation of San Diego County 95-2504044
--------------------------------------------------------------------------------
2  Check  the  appropriate  box  if  a  member  of  a  Group  (a)  [ ]  (b)  [X]
--------------------------------------------------------------------------------
3 SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     California
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     CO
--------------------------------------------------------------------------------

--------------------                                         -------------------
CUSIP No. 741444 202                  13D                    Page 4 of 109 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     James F. Cahill
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                         -------------------
CUSIP No. 741444 202                  13D                    Page 5 of 109 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     David Cherashore
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                         -------------------
CUSIP No. 741444 202                  13D                    Page 6 of 109 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Roger C. Cornell
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                         -------------------
CUSIP No. 741444 202                  13D                    Page 7 of 109 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Sherrie Cousineau
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                         -------------------
CUSIP No. 741444 202                  13D                    Page 8 of 109 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Mary Crisci
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                         -------------------
CUSIP No. 741444 202                  13D                    Page 9 of 109 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Roy P. Drachman
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 10 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     James F. Cahill
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 11 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Emily Einhorn
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 12 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Anne L. Evans
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 13 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Margaret Evans
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 14 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Nancy Evans
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 15 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Rona Farnum
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 16 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Earl Feldman
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 17 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Elliott Feuerstein
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 18 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Murray L. Galinson
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 19 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Elaine Galinson
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 20 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Robert H. Gleason
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 21 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Robert S. Goldberg
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 22 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     William Gorham
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 23 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Jeffrey Halis
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 24 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Jacklyn Horton
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 25 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Paul Horton
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 26 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Theodore P. Hurwitz
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 27 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     James M. Jackson
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 28 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     George M. Jezek
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 29 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Warren O. Kessler
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 30 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Karen Kessler
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 31 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Jean Kluver
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 32 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Emilie B. Kosup
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 33 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Mitchell G. Lynn
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 34 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Alyce S. Lynn
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 35 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Jack McGrory
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 36 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Brian Monoghan
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 37 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Gerri Monaghan
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 38 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Gilbert Anthony Partida
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 39 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Raymond E. Peet
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 40 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     W. Dian Peet
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 41 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Barbara J. Peterson
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 42 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Daniel C. Petersen
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 43 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Donna Lee Peterson
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 44 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Matthew A. Peterson
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 45 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Paul A. Peterson
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 46 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Allison Price
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 47 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Benjamin Price
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 48 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Jonas Price
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 49 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Minnie Price
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 50 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Rebecca L. Price
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 51 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Robert Price
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 52 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Irl R. Robinson
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 53 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Ann Robinson
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 54 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Lawrence Rosenstock
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 55 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)
     San Diego Foundation
     95-2942582
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 56 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Stanley K. Sheinbaum
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 57 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Max Edward Spring
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 58 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Frances E. Spring
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 59 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Myron S. Spring
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 60 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Ruth M. Spring
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 61 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Ronald S. Spring
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 62 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Alice N. Spring
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 63 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Jerry A. Spring
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 64 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Mauricia G. Spring
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 65 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     George Wixen
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 66 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Elliott Keen Wolcott
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 67 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Galinson Holdings LLC
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     OO
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 68 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Kindervest
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------                                        --------------------
CUSIP No. 741444 202                  13D                   Page 69 of 109 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (Entities Only)

     Byron F. White
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds
     N/A
--------------------------------------------------------------------------------
5    Check box if disclosure of legal proceedings is required
     pursuant to item 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
6    Citizenship or place of organization

     United States citizen
--------------------------------------------------------------------------------

     Number of Shares          7      Sole Voting Power*
                               -------------------------------------------------
     Beneficially Owned        8      Shared Voting Power*
                                      8,037,375*
     By Each Reporting         -------------------------------------------------
                               9      Sole Dispositive Power*
        Person With            -------------------------------------------------
                               10     Shared Dispositive Power*
                                      8,037,375*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,037,375*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares                                                                  [ ]
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     60.4%
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

*    As  explained  in Item 4, the  reporting  persons  listed in this Report on
     Schedule 13D may constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 13d-5(b)(1) thereunder with respect to their respective beneficial ownership of the shares of Price Enterprises, Inc. Common Stock.

     The summary descriptions contained in this Report of certain agreements and documents are qualified in their entirety by reference to the complete texts of such agreements and documents filed as exhibits hereto and incorporated herein by reference.


Item 1.           Security and Issuer.

     This Schedule 13D is filed with respect to the common stock, par value $.0001 per share, of Price Enterprises, Inc. ("PREN Common Stock"). Price Enterprises, Inc. ("PREN") is a Maryland corporation whose principal executive offices are located at 4649 Morena Blvd., San Diego, California 92117.


Item 2.           Identity and Background.

     This Schedule 13D is being filed jointly by (1) Sol Price as a trustee of the Price Charitable Remainder Trust U/T/D 1/10/83, the Marion Brodie Trust and the Joseph H. and Dorothy Goldberg Charitable Trust, and as trustee of the Price Family Charitable Trust U/T/D 3/10/84, (2) the Community Foundation of The United Jewish Federation of San Diego County (the "Community Foundation"), (3) James F. Cahill individually, as custodian for each of Chris Cahill and Patrick Cahill under the California Uniform Transfers to Minors Act ("CUTMA"), and as escrow agent under the escrow agreement described in Item 4, (4) David Cherashore as Trustee of the Cherashore Family Trust dated 4/18/97, (5) Roger C. Cornell as trustee of the Roger C. Cornell Trust (the "Cornell Trust"), (6) Sherry Cousineau, (7) Mary Crisci, (8) Roy P. Drachman, (9) Daniel Einhorn as an individual and as trustee of the Diabetes & Endocrine Associates Trust Profit Sharing Plan, U/A DTD 01/01/88, (10) Daniel and Emily Einhorn as trustees of the Daniel Einhorn and Emily Feldman Einhorn Trust of 1994 U/A DTD 04/13/94 (the "Einhorn Trust"), (11) Anne L. Evans, (12) Margaret Evans, (13) Nancy Evans,
(14) Murray L. Galinson and Elaine Galinson as Trustees of both the Galinson Charitable Remainder Trust and the Murray and Elaine Galinson Trust, (15) Galinson Holdings LLC, (16) Kindervest, (17) Robert H. Gleason, (18) Robert S. Goldberg and Earl N. Feldman as trustees of the Joseph H. and Dorothy Goldberg Charitable Trust (the "Goldberg Trust"), (19) William Gorham, (20) Jeffrey Halis, (21) Jacklyn Horton and Paul Horton as trustees of the Horton Family Trust U/A 12/22/80 (the "Horton Family Trust"), (22) Theodore P. Hurwitz as trustee of the Theodore P. Hurwitz Trust (the "Hurwitz Trust"), (23) James M. Jackson, (24) George M. Jezek as Trustee of the Jezek Family Trust DTD 12/4/89 (the "Jezek Trust"), (25) Warren O. Kessler and Karen K. Kessler as Trustees of the Kessler Family Trust DTD 7/9/86, (26) Emilie B. Kosup as Trustee of the Emilie B. Kosup Trust DTD 12/20/89, (27) Mitchell G. Lynn and Alyce S. Lynn as trustees of the Mitchell G. Lynn & Alyce S. Lynn Trust U/T/D 3/15/85 (the "Lynn Trust"), (28) Jack McGrory individually and as Custodian for each of

                              Page 70 of 109 Pages

Pennifer McGrory, Lauren McGrory, Kyle McGrory and Allyson McGrory, (29) Brian Monaghan and Gerri Monaghan as trustees of the Brian & Gerry Monaghan Trust 7/15/96 (the "Monaghan Trust"), (30) Gilbert Anthony Partida, (31) Raymond E. Peet and W. Dian Peet as Trustees of the Peet Family Trust U/A DTD 5/15/96, (32) Paul A. Peterson as Trustee of the Peterson Sons Charitable Remainder Trust U/D/T 4/1/99, (33) Paul A. Peterson as Trustee of the Ryan David Switzer Education Trust DTD 12/1/97, (34) Paul A. Peterson as Trustee of the Paul A.
Peterson Charitable Remainder Trust U/D/T 5/15/97, (35) Paul A. Peterson as Trustee of the Peterson & Price, a Professional Corp., Profit Sharing Plan Trust B, (36) Paul A. Peterson as Custodian for each of Derek Seibert and Max Loren Seibert under the CUTMA, (37) Matthew A. Peterson, individually and as Trustee of The Peterson Trust, (38) Barbara J. Peterson, (39) Daniel C. Peterson and Donna Lee Peterson as Trustees of the Peterson 1988 Family Trust, (40) Daniel C. Peterson as Trustee of the Jane Raventos Trust, (41) James F. Cahill, Max Edward Spring and Elliott Feuerstein as Trustees of each of the Sarah Price Exemption Trust 5/6/97, the Rebecca Price Exemption Trust 5/6/97, and the David Price Exemption Trust 5/6/97, (42) Robert Price and Allison Price as Trustees of each of the Sarah Price Trust 9/22/89, the Rebecca Price Trust 9/22/89, the David Price Trust 9/22/89, and the Robert and Allison Price Charitable Remainder Trust U/T/D 3/11/97, (43) James F. Cahill and Jonas Price as Trustees of the Jonas Price Trust U/T/D 9/22/89, (44) James F. Cahill and Benjamin Price as Trustees of the Benjamin Price Trust U/T/D 9/22/89, (45) Jonas Price individually, (46) Rebecca Price individually, (47) Robert Price as Custodian for David Price under the CUTMA, (48) Minnie Price as Trustee of the Minnie Price Trust A, (49) Minnie Price and Rona Farnum as Trustees of the Henry and Minnie Price Trust B 4/22/71,
(50) Irl R. Robinson and Ann Robinson as Trustees of the Irl R. Robinson and Ann Robinson Trust Dated 6/8/90, (51) Lawrence Rosenstock and Jean Kluver as trustees of the Lawrence Rosenstock and Jean Kluver Trust dated May 12, 1998,
(52) the San Diego Foundation, (53) Stanley K. Sheinbaum as trustee of the 1989 Sheinbaum Trust, (54) Max Edward Spring and Frances E. Spring, joint tenants,
(55) Max Edward Spring, individually (56) Max Edward Spring, Myron S. Spring and Ruth M. Spring as Trustees of the Spring Revocable Living Trust U/A/D 4/24/86,
(57) Myron S. Spring and Ruth M. Spring, joint tenants, (58) Ronald S. Spring and Alice N. Spring, joint tenants, (59) Jerry A. Spring and Mauricia G. Spring, joint tenants, (60) George Wixen as trustee of the Wixen Charitable Remainder Trust (the "Wixen Trust"), (61) Elliott Keene Wolcott as Trustee of the Wolcott Investments Inc. Profit Sharing Plan and (62) Byron F. White and Irl R. Robinson as trustees of the White and Robinson Profit Sharing Plan (collectively, the "Reporting Persons").

     Set forth on Schedule I hereto is the following information for each of the natural persons who are Reporting Persons: (i) residence or business address,
(ii) principal occupation and (iii) name, principal business and address of any corporation or other organization in which such employment is conducted.
Schedule I also contains the following information with respect to the entities which are Reporting Persons: (i) state of organization, (ii) principal business, and (iii) address.

     None of the Reporting Persons has been convicted, during the past five years, in a criminal proceeding (excluding traffic violations or similar misdemeanors). None, during the past five years, has been a party to a civil proceeding resulting in a judgment, decree or final order relating to securities laws. Each natural person identified above is a U.S. citizen.

Item 3. Source and Amount of Funds or Other Consideration.

                              Page 71 of 109 Pages

     Not applicable. This Report is being filed by the Reporting Persons because they may constitute a "group" for purposes of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder. It is not being filed to report the acquisition of any shares of PREN Common Stock.


Item 4. Purpose of Transaction.

     Excel Legacy Corporation ("Legacy") has announced its intention to acquire a controlling equity interest in PREN.

     (a)-(b) On May 12, 1999, Sol Price, as trustee of certain trusts which are shareholders of PREN, certain of the Reporting Persons (on whose behalf Sol
Price acted pursuant to the powers of attorney described below) and Legacy entered into an agreement (the "Stockholders Agreement"). Under the terms of the Stockholders Agreement, Legacy agreed to offer to all PREN shareholders $8.50 per share for all shares of PREN Common Stock, comprised, at Legacy's election, of (i) $8.50 per share in cash or (ii)(A) at least $4.25 in cash, (B) at least $2.75 in principal amount of Legacy's 9% Convertible Subordinated Debentures due 2004 ("Debentures"), which will be convertible into shares of Legacy's common stock at $5.50 per share, and (C) $1.50 per share in whatever combination Legacy may choose of cash, Debentures or Legacy's 10% Senior Notes due 2004, subject to the right of the PREN Board of Directors to determine whether the transaction would proceed, and, if so, whether the transaction would proceed as an exchange offer for PREN Common Stock or a merger with PREN. A copy of the Stockholders
Agreement is included herein as Exhibit 1. Under the terms of the Stockholders Agreement, on May 21, 1999, certain of the Reporting Persons deposited 4,464,382 shares of PREN Common Stock into escrow and Legacy deposited $1,000,000 in cash into escrow. James F. Cahill is the escrow agent under the escrow agreement.

     On June 2, 1999, the PREN Board of Directors approved the transaction in the form of an exchange offer and PREN and Legacy entered into an agreement (the "Company Agreement") which provides for certain protections for the holders of PREN preferred stock (which will remain outstanding following the exchange offer) and also requires PREN to take certain actions to facilitate the exchange offer. The consummation of the transaction is subject to certain conditions including regulatory clearances. The offering will be made only by means of a prospectus.

     Following the execution of the Company Agreement, Legacy deposited additional cash into escrow such that the total amount of cash held in escrow equals $7,500,000. On June 4, 1999, the Reporting Persons who had not previously executed the Stockholders Agreement became parties thereto and certain of the Reporting Persons deposited into escrow additional shares of PREN Common Stock so that the aggregate number of shares held in escrow is 8,014,970 (representing approximately 60.3% of the PREN voting power). The PREN Common Stock held in escrow will be tendered in the exchange offer, and the cash held in escrow will be released to fund part of the cash consideration in the exchange offer.


                              Page 72 of 109 Pages

     Each of the Reporting Persons other than Sol Price, the San Diego Foundation and the Community Foundation has executed a limited power of attorney (the "Powers of Attorney") granting Sol Price, as trustee of certain trusts, the authority to (i) execute the Stockholders Agreement on his, her or its behalf,
(ii) file a Schedule 13D to report the transactions described herein, and (iii) execute other agreements and take other necessary actions to complete the transaction contemplated by the Stockholders Agreement. The form of such power of attorney is included herein as Exhibit 2. The San Diego Foundation and the Community Foundation have each executed a limited power of attorney granting Sol Price, as trustee of certain trusts, the authority to file a Schedule 13D on its behalf to report the transactions described herein, the form of which is included herein as Exhibit 6. Mr. Cahill has executed an additional power of attorney in his capacity as escrow agent granting Sol Price, as trustee of certain trusts, the authority to file a Schedule 13D on his behalf to report the transactions described herein, the form of which is included herein as Exhibit 7.

     Because the Powers of Attorney and the Stockholders Agreement provide for certain arrangements among the Reporting Persons in connection with the voting and transfer of PREN Common Stock, the Reporting Persons may constitute a "group" for purposes of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder. Neither the filing of this Report nor any of its contents shall be deemed to constitute an admission that any of the Reporting Persons is a member of a "group" for purposes of Section 13(d)(3) and Rule 13d-5(b)(1) with any other Reporting Person, or that such a "group" exists.

     (c) Not applicable.

     (d) If the transaction is consummated as planned, the Board of Directors of PREN will be reduced from six to five members, and will be comprised of Gary B. Sabin, Chairman, President and Chief Executive Officer of Legacy; Richard B. Muir, Executive Vice President and Director of Legacy; Jack McGrory, currently President, Chief Executive Officer and Director of PREN; James F. Cahill, currently Director of PREN; and Simon M. Lorne (or their designees). In addition, Gary B. Sabin will be appointed as Chief Executive Officer of PREN.

     (e) The Company Agreement requires that no dividend on the PREN Common Stock may be paid from PREN to Legacy until all of PREN's obligations for interest expense on debt and preferred dividends are paid and a $7,500,000 reserve is in place on an annual basis. Legacy and PREN have agreed that the $7,500,000 reserve may be used for the improvement and/or acquisition of properties, the buy-back of PREN preferred stock or the reduction of PREN debt.

     (f) Other than as described above, not applicable.

     (g) If the exchange offer is consummated as planned, Legacy has agreed to cause the holders of PREN preferred stock to be entitled under PREN's charter documents to elect a majority of PREN's Board of Directors and to have one designee on Legacy's board of directors, until such time as (i) less than 2,000,000 shares of PREN preferred stock remain outstanding or (ii) Legacy makes a tender offer to acquire any and all outstanding shares of

                              Page 73 of 109 Pages

PREN preferred stock at a cash price of $16 per share (and purchases all shares duly tendered and not withdrawn), or in certain other circumstances. In addition, Legacy has agreed not to take any action to cause a direct or indirect change of control (as defined in the Company Agreement) of PREN (A) after the date of the Company Agreement and prior to the closing, without the consent of Sol Price, and (B) after the closing, without either offering to purchase all shares of PREN preferred stock or obtaining the approval of a majority of such shares (unless a higher percentage is required under PREN's charter or Maryland law).

     The Reporting Persons have agreed, from the date of the Stockholders Agreement through the closing, (i) not to sell or otherwise dispose of any PREN Common Stock owned beneficially or otherwise, and (ii) to vote all PREN Common Stock and PREN preferred stock owned beneficially or otherwise in favor of the merger described above (if applicable), and against any competing takeover proposal (as defined in the Stockholders Agreement) or any other action or agreement which would impede, interfere with or prevent the transactions contemplated by the Stockholders Agreement.

     (h)-(i) If the transaction is consummated as planned and the number of outstanding shares of PREN Common Stock is reduced below the level required by the Nasdaq National Market, the PREN Common Stock may be delisted from the Nasdaq National Market, and may be eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

     (j) Other than as described above, none of the Reporting Persons currently has any plans or proposals which relate to, or may result in, any of the matters listed in Items 4(a)- (i).


Item 5. Interest in Securities of the Issuer.

     The answers to (a) and (b) with respect to each Reporting Person's beneficial ownership is set forth in Schedule II hereto.

     (a)-(b) To the extent the Reporting Persons are considered to be a "group" for purposes of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder, each Reporting Person may be deemed to have shared voting and dispositive power over the shares owned by each other Reporting Person which are subject to the Stockholders' Agreement. To the extent that the Reporting Persons are considered to be a "group" for purposes of this Report, such group would beneficially own an aggregate of 8,036,140 shares of PREN Common Stock, or approximately 60.4% of all shares of PREN Common Stock outstanding (based on 13,298,421 shares of PREN Common Stock outstanding as of April 28, 1999, as reported in PREN's Quarterly Report on Form 10-Q (File No. 0-20449) filed with the Securities and Exchange Commission on May 14, 1999).

     Neither the filing of this Report nor any of its contents shall be deemed to constitute an admission that any of the Reporting Persons are the beneficial owners of the

                              Page 74 of 109 Pages

PREN Common  Stock held by any of the other  Reporting  Persons for  purposes of
Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder or for any other purpose.

     (c) In the past  sixty  days,  Daniel  Einhorn  and Emily  Einhorn in their
capacity  as  trustees  of  the  Einhorn   Trust  have  effected  the  following
transaction in PREN Common Stock (through a normal brokerage transaction):

Transaction        Trade Date          Number of Shares                   Price

Purchase           04/28/99                 5,000                         5.875

     In the past sixty days, Daniel Einhorn in his capacity as trustee of the Diabetes & Endocrine Associates Trust Profit Sharing Plan has effected the following transaction in PREN Common Stock (through a normal brokerage transaction):

Transaction        Trade Date          Number of Shares                   Price

Purchase           04/28/99                 5,000                         5 5/8

     In the past sixty days, Lawrence Rosenstock and Jean Kluver in their capacity as trustees of the Rosenstock and Kluver Trust have effected the following transactions in PREN Common Stock (through a normal brokerage transaction or electronic trade):

Transaction        Trade Date          Number of Shares              Price

Purchase           05/13/99                1,500                     7 7/8
Purchase           05/14/99                3,173                     7 3/4
Purchase           05/14/99                10,070                    7 3/4

                  In the past sixty days, Jeffrey Halis has effected the following transactions in PREN Common Stock (through a normal brokerage transaction):

Transaction        Trade Date          Number of Shares               Price

Sale               04/21/99                  1,000                     5.75
Sale               04/22/99                 20,000                     5.84

                  In the past sixty days, Mitchell G. Lynn and Alyce S. Lynn as trustees of the Lynn Trust effected the following transactions in PREN Common Stock (through a normal brokerage transaction):

Transaction        Trade Date          Number of Shares              Price

Purchase           05/28/99                100,000                    7.82


                              Page 75 of 109 Pages

     In the past sixty days, Barbara Peterson effected the following transaction in PREN Common Stock (through a normal brokerage transaction):

Transaction        Trade Date          Number of Shares                   Price

Sale               05/25/99                   56,000                      7.75


     On May 5, 1999, the Robert and Allison Price Trust made a contribution to the Robert & Allison Price Charitable Remainder Trust of 1,416,328 shares of PREN Common Stock. On April 29, 1999, the Sol and Helen Price Trust made a contribution to the Price Family Charitable Trust of 1,139,950 shares of PREN Common Stock.

     In the past sixty days, none of the other Reporting Persons has effected any transactions in the common stock of PREN.

     (d) Other than certain rights to receive cash dividends and distributions on certain pledged shares of PREN Common Stock which have been granted by certain Reporting Persons and which are described in Item 6, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of PREN Common Stock described in this Report.

     (e) Not applicable.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     On May 15, 1998, the Price Family Charitable Trust, of which Sol Price is trustee, sold the following numbers of shares of PREN Common Stock to the following Reporting Persons: (i) 100,000 shares to Brian and Gerri Monaghan as Trustees of the Monaghan Trust, (ii) 100,000 shares to Stanley Sheinbaum, Trustee, 1989 Sheinbaum Trust, Restated 11/6/92, (iii) 100,000 shares to Mitchell G. Lynn & Alyce S. Lynn as Trustees of the Lynn Trust, (iv) 50,000 shares to Paul and Jackie Horton as Trustees of The Horton Family Trust, (v) 50,000 shares to Paul A. Peterson, Peterson & Price, a Professional Corp., Profit Sharing Plan Trust B, (vi) 100,000 shares to Murray Galinson, President, Galinson Holdings LLC, (vii) 50,000 shares to James F. Cahill and (viii) 100,000 shares to the White and Robinson Profit Sharing Plan. The form of Purchase and Sale Agreement is included herein as Exhibit 3. In each case, the purchaser paid cash in the amount of $3 per share and delivered a note in the amount $17.50 per share. Each note is a non-recourse note due May 15, 2002 and bears interest at 8% per annum, payable quarterly. The form of Promissory Note Secured by Pledge of Stock is included herein as Exhibit 4. Each note is secured by a pledge of the purchased shares to the Price Family Charitable Trust under a Stock Pledge and Security Agreement dated May 15, 1998. The form of Stock Pledge and Security Agreement is included herein as Exhibit 5. Each Stock Pledge and Security Agreement provides that the shares will be pledged to the Price Family Charitable Trust and held in a brokerage account for so long as the applicable note remains outstanding; provided that the borrower may instruct the holder of the brokerage account to sell the shares at any time and

                              Page 76 of 109 Pages
pay to the Price Family Charitable Trust the lesser of the proceeds of the sale or the amount borrowed under the note. All cash dividends and distributions paid on the pledged shares will be paid to the borrower, but all stock dividends and distributions will become pledged securities. The Price Family Charitable Trust does not have the right to vote or dispose of the pledged shares under any of the pledge agreements prior to a default under the applicable note.

     On May 15, 1998, the Price Charitable Remainder Trust, of which Sol Price is a trustee, sold the following numbers of shares of PREN Common Stock to the following Reporting Persons: (i) 30,000 shares to William Gorham, (ii) 30,000 shares to Gilbert Anthony Partida, (iii) 50,000 shares to Dr. Daniel Einhorn,
(iv) 10,000 shares to Lawrence Rosenstock and Jean Kluver, Trustees, Lawrence Rosenstock & Jean Kluver U/T/D 5/12/98, (v) 10,000 shares to Theodore P. Hurwitz as Trustee of the Hurwitz Trust, (vi) 4,120 shares to George Jezek as Trustee of the Jezek Family Trust, (vii) 20,000 shares to Raymond E. Peet and W. Dian Peet as Trustees of the Peet Family Trust, (viii) 10,000 shares to Jack McGrory, and
(ix) 7,000 shares to Sherrie Cousineau. The form of Purchase and Sale Agreement is included herein as Exhibit 3. In each case, the purchaser paid cash in the amount of $3 per share and delivered a note in the amount $17.50 per share. Each note is a non-recourse note due May 15, 2002 and bears interest at 8% per annum, payable quarterly. The form of Promissory Note Secured by Pledge of Stock is included herein as Exhibit 4. Each note is secured by a pledge of the purchased shares to the Price Charitable Remainder Trust under a Stock Pledge and Security Agreement dated May 15, 1998. The form of Stock Pledge and Security Agreement is included herein as Exhibit 5. Each Stock Pledge and Security Agreement provides that the shares will be pledged to the Price Charitable Remainder Trust and held in a brokerage account for so long as the applicable note remains outstanding; provided that the borrower may instruct the holder of the brokerage account to sell the shares at any time and pay to the Price Charitable Remainder Trust the lesser of the proceeds of the sale or the amount borrowed under the note. All cash dividends and distributions paid on the pledged shares will be paid to the borrower, but all stock dividends and distributions will become pledged securities. The Price Charitable Remainder Trust does not have the right to vote or dispose of the pledged shares under any of the pledge agreements prior to a default under the applicable note.

     On May 21, 1998, the Price Charitable Remainder Trust, of which Sol Price is a trustee, sold the following numbers of shares of PREN Common Stock to the following Reporting Persons: (i) 10,000 shares to Nancy Evans, (ii) 10,000 shares to Margaret Evans, (iii) 5,000 shares to Robert H. Gleason, (iv) 20,000 shares to Anne L. Evans, and (v) 5,000 shares to David Cherashore as Trustee of The Cherashore Family Trust. The form of Purchase and Sale Agreement is included herein as Exhibit 3. In each case, the purchaser paid cash in the amount of $3 per share and delivered a note in the amount $17.50 per share. Each note is a non-recourse note due May 15, 2002 and bears interest at 8% per annum, payable quarterly. The form of Promissory Note Secured by Pledge of Stock is included herein as Exhibit 4. Each note is secured by a pledge of the purchased shares to the Price Charitable Remainder Trust under a Stock Pledge and Security Agreement dated May 21, 1998. The form of Stock Pledge and Security Agreement is included herein as Exhibit 5. Each Stock Pledge and Security Agreement provides that the shares will be pledged to the Price Charitable

                              Page 77 of 109 Pages

Remainder Trust and held in a brokerage account for so long as the applicable note remains outstanding; provided that the borrower may instruct the holder of the brokerage account to sell the shares at any time and pay to the Price Charitable Remainder Trust the lesser of the proceeds of the sale or the amount borrowed under the note. All cash dividends and distributions paid on the pledged shares will be paid to the borrower, but all stock dividends and distributions will become pledged securities. The Price Charitable Remainder Trust does not have the right to vote or dispose of the pledged shares under any of the pledge agreements prior to a default under the applicable note.

     See discussion in Item 4 regarding (i) an agreement by and among Legacy and the Reporting Persons (referred to therein as the Stockholders Agreement), (ii) an agreement by and between Legacy and PREN (referred to therein as the Company Agreement), and (iii) certain limited powers of attorney granted by the other Reporting Persons to Sol Price.

     Apart from the agreements and relationships described in the preceding paragraphs and in other Items of this Schedule, there is no contract, arrangement, understanding or relationship among the Reporting Persons, nor between those parties collectively and any other person, with respect to PREN Common Stock.


Item 7. Material to be Filed as Exhibits.

Exhibit 1: Agreement dated May 12, 1999 by and among Excel Legacy Corporation and certain shareholders of Price Enterprises, Inc. listed on the signature pages thereto (including the following exhibits: Exhibit A - Form of Indenture, Exhibit B - Conditions to Offer, and Exhibit C - Form of Agreement between Excel Legacy Corporation and Price Enterprises, Inc.) (incorporated by reference to Exhibit
              10.1 to Current Report on Form 8-K filed May 14, 1999 by Excel Legacy Corporation).

Exhibit 2: Form of Limited Power of Attorney granted to Sol Price by certain shareholders of Price Enterprises, Inc. (incorporated by reference to Exhibit 2 to Amendment No. 8 to Schedule 13D filed by Sol Price on May 17, 1999, with respect to the common stock of Price Enterprises, Inc.).

Exhibit 3:    Form of Purchase and Sale Agreement  (incorporated by reference to
              Exhibit 1 to Amendment No. 5 to Schedule 13D filed by Sol Price on May 21, 1998, with respect to the common stock of Price Enterprises, Inc.).

Exhibit 4: Form of Promissory Note Secured by Pledge of Stock (incorporated by reference to Exhibit 2 to Amendment No. 5 to Schedule 13D filed by Sol Price on May 21, 1998, with respect to the common stock of Price Enterprises, Inc.).

Exhibit 5: Form of Stock Pledge and Security Agreement (incorporated by reference to Exhibit 3 to Amendment No. 5 to Schedule 13D filed by Sol Price on May 21, 1998, with respect to the common stock of Price Enterprises, Inc.).

                              Page 78 of 109 Pages

Exhibit 6: Form of Limited Power of Attorney granted to Sol Price by certain shareholders of Price Enterprises, Inc. (filed as an exhibit to the original Schedule 13D filed by certain of the Reporting Persons on May 24, 1999).

Exhibit 7: Limited Power of Attorney granted to Sol Price by James F. Cahill (filed as an exhibit to the original Schedule 13D filed by certain of the Reporting Persons on May 24, 1999).

Exhibit 8: Agreement dated June 2, 1999 by and between Excel Legacy Corporation and Price Enterprises, Inc. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 4, 1999 by Price Enterprises, Inc.).

                              Page 79 of 109 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated this 14th day of June, 1999.

                   Sol Price, as trustee of the Price Charitable Remainder Trust U/T/D 1/10/83, the Price Family Charitable Trust U/T/D 3/10/84, the Marion Brodie Trust and the Dorothy Goldberg Charitable Trust

                          /s/ Sol Price
                    ------------------------------------------------------------
                           Sol Price


                   The Community Foundation of The United
                   Jewish Federation of San Diego County

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   James F. Cahill as an individual, as custodian for Patrick Cahill and Chris Cahill under the CUTMA, and as Escrow Agent

                   /s/ Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   David Cherashore as trustee of the Cherashore Family Trust dated 4/18/97

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Roger C. Cornell as trustee of the
                   Roger C. Cornell Trust

                   /s/  Sol Price
                   ------------------------------------------------------------

                              Page 80 of 109 Pages

                   As Attorney-in-Fact


                   Sherry Cousineau

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Mary Crisci

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Roy P. Drachman

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Daniel  Einhorn  as  an  individual  and  as
                   trustee   of  the   Diabetes   &   Endocrine
                   Associates Trust Profit Sharing Plan, UA DTD
                   01/01/88

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Daniel and Emily Einhorn as trustees of the Daniel Einhorn and Emily Feldman Einhorn Trust of
                   1994 UA DTD 04/13/94

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Anne L. Evans

                   /s/  Sol Price
                   ------------------------------------------------------------

                              Page 81 of 109 Pages

                   As Attorney-in-Fact


                   Margaret Evans

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Nancy Evans

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Murray L. Galinson and Elaine Galinson as trustees of the Galinson Charitable Remainder Trust and the Murray and Elaine Galinson Trust

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Galinson Holdings LLC

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Kindervest

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Robert H. Gleason

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                              Page 82 of 109 Pages

                   Robert S. Goldberg and Earl N. Feldman as trustees of the Joseph H. and Dorothy Goldberg
                   Charitable Trust

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   William Gorham

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Jeffrey Halis, as a general partner of Halo Capital Partners, L.P., the general partner of each of Tyndall Partners, L.P., Tyndall Institutional Partners, L.P. and Madison Avenue Partners, L.P., and as a member of Jemi Management, LLC, the Investment Manager for Halo International, Ltd.

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Jacklyn Horton and Paul Horton as trustees of the Horton Family Trust U/A 12/22/80

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Theodore P. Hurwitz as trustee of the Theodore
                   P. Hurwitz Trust

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   James M. Jackson

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact



                                Page 83 of 109 Pages

                   George M. Jezek as trustee of the Jezek Family Trust DTD 12/4/89

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Warren O. Kessler and Karen K. Kessler as trustees of the Kessler Family Trust DTD 7/9/86

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Emilie B. Kosup as trustee of The Emilie B. Kosup Trust DTD 12/20/89

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Mitchell G. Lynn and Alyce S. Lynn as trustees of the Mitchell G. Lynn & Alyce S. Lynn Trust
                   U/T/D 3/15/85

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Jack  McGrory  as  an   individual   and  as
                   custodian for each of Jennifer McGrory, Lauren McGrory, Kyle McGrory and Allyson
                   McGrory

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact



                                Page 84 of 109 Pages

                   Brian Monaghan and Gerri Monaghan as trustees of the Brian & Gerry Monaghan Trust 7/15/96

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Gilbert Anthony Partida

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Raymond E. Peet and W. Dian Peet as trustees of the Peet Family Trust U/A DTD 5/15/96

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Paul A.  Peterson as trustee of the Peterson
                   Sons   Charitable   Remainder   Trust  U/D/T
                   4/1/99,  the Ryan  David  Switzer  Education
                   Trust  DTD  12/1/97,  the  Paul A.  Peterson
                   Charitable Remainder Trust U/D/T 5/15/97, and the Peterson & Price, a Professional Corp., Profit Sharing Plan Trust B, and as custodian for each of Derek Seibert and Max Loren Seibert under the CUTMA

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Matthew A. Peterson as an individual and as trustee of The Peterson Family Trust

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact



                              Page 85 of 109 Pages

                   Barbara J. Peterson

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Daniel C. Peterson and Donna Lee Peterson as trustees of the Peterson 1988 Family Trust

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Daniel C. Peterson as trustee of the Jane Raventos Trust

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   James F. Cahill, Max Edward Spring and Elliott Feuerstein as trustees of the Sarah Price Exemption Trust 5/6/97, the Rebecca Price Exemption Trust 5/6/97, and the David Price Exemption Trust 5/6/97

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Robert  Price and Allison  Price as trustees
                   of the  Rebecca  Price  Trust  9/22/89,  the
                   Sarah Price Trust  9/22/89,  the David Price
                   Trust  9/22/89,  and the Robert and  Allison
                   Price   Charitable   Remainder  Trust  U/T/D
                   3/11/97

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact



                                Page 86 of 109 Pages

                   James F. Cahill and Jonas Price as trustees of the Jonas Price Trust U/T/D 9/22/89

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   James F. Cahill and Benjamin Price as trustees of the Benjamin Price Trust U/T/D 9/22/89

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Jonas Price

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Rebecca L. Price

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Robert Price as custodian for David Price under the CUTMA

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Minnie Price as trustee of the Minnie Price Trust A

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact



                              Page 87 of 109 Pages

                   Minnie Price and Rona Farnum as trustees of the Henry and Minnie Price Trust B 4/22/71

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Irl R. Robinson and Ann Robinson as trustees of the Irl
                   R. Robinson and Ann Robinson Trust Dated 6/8/90

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Lawrence Rosenstock and Jean Kluver as trustees of the Lawrence Rosenstock and Jean Kluver Trust dated May 12, 1998

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   The San Diego Foundation

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Stanley K. Sheinbaum as trustee of the
                   1989 Sheinbaum Trust

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Max Edward Spring and Frances E. Spring, joint tenants

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                                Page 88 of 109 Pages

                   Max Edward Spring as an individual

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Max Edward Spring, Myron S. Spring and Ruth M. Spring as trustees of the Spring Revocable Living Trust U/A/D 4/24/86

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Myron S. Spring and Ruth M. Spring, joint tenants

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Ronald S. Spring and Alice N. Spring, joint tenants

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Jerry A. Spring and Mauricia G. Spring, joint tenants

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   George Wixen as trustee of the Wixen Charitable
                   Remainder Trust

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact



                                Page 89 of 109 Pages

                   Elliott Keene Wolcott as trustee of the Wolcott Investments Inc. Profit Sharing Plan

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                   Byron F. White and Irl R. Robinson as trustees of the White and Robinson Profit Sharing Plan

                   /s/  Sol Price
                   ------------------------------------------------------------
                   As Attorney-in-Fact


                              Page 90 of 109 Pages

                                                            Page 91 of 109 Pages

                                   Schedule I


Sol Price Mr. Price's address is 7979 Ivanhoe Avenue, Suite 520, La Jolla, CA 92037. Mr. Price is a self-employed investor.

Community Foundation of The United Jewish Federation of San Diego County The Foundation's address is 4797 Mercury Street, San Diego, CA 92111. The Foundation is a nonprofit organization.

James F. Cahill Mr. Cahill's address is 7979 Ivanhoe Avenue, Suite 520, La Jolla, CA 92037. Mr. Cahill is Executive Vice President of Price Entities, 7979 Ivanhoe Avenue, Suite 520, La Jolla, CA 92037, whose principal business is money management and investments.

David Cherashore Mr. Cherashore's address is 998 West Mission Bay Drive, San Diego, CA 92109. Mr. Cherashore is a businessman with Evans Hotels, 998 West Mission Bay Drive, San Diego, CA 92109.

Roger C. Cornell Mr. Cornell's address is 7253 Monte Vista, La Jolla, CA 92037. Mr. Cornell is a physician at Scripps Clinic, 10666 North Torrey Pines Road, La Jolla, CA 92057.

Sherrie Cousineau Ms. Cousineau's address is 18688 Caminito Pasadero, San Diego, CA 92128. Ms. Cousineau is an executive assistant for Price Charities, 7979 Ivanhoe Ave., Suite 520, San Diego, CA 92037.

Mary Crisci Ms. Crisci's address is 3723 Columbia St., San Diego, CA 92103. Ms. Crisci is a part-time receptionist at the law firm of Miller, Monson & Peshel, 501 W. Broadway, Suite 700, San Diego, CA 92101.

Roy P. Drachman Mr. Drachman's address is 7432 Caminito Rialto, La Jolla, CA 92037. Mr. Drachman is a realtor.

Dr. Daniel Einhorn Dr. Einhorn's address is 1655 La Jolla Rancho Road, La Jolla, CA 92037. Dr. Einhorn is a physician with Diabetes & Endocrine Associates, 3425 Kenyon Street, Suite 100, San Diego, CA 92110.

Emily Einhorn Ms. Einhorn's address is 1655 La Jolla Rancho Road, La Jolla, CA 92037. Mr. Einhorn is a housewife.

Anne L. Evans Ms. Evans' address is 998 W. Mission Bay Drive, San Diego, CA 92109. Ms. Evans is a businesswoman with Evans Hotels, 998 W. Mission Bay Drive, San Diego, CA 92109.

                                                            Page 92 of 109 Pages

Margaret Evans Ms. Evans' address is 998 W. Mission Bay Drive, San Diego, CA 92109. Ms. Evans is a private investor.

Nancy Evans Ms. Evans' address is c/o Wells Fargo Bank, 555 Montgomery St., 17th Floor, San Francisco, CA 94111. Ms. Evans is a banker in the Real Estate Merchant Banking Group of Wells Fargo Bank.

Rona Farnum Ms. Farnum's address is 7979 Ivanhoe Ave., Suite 520, La Jolla, CA 92037. Ms. Farnum is not employed.

Earl N. Feldman Mr. Feldman's address is 530 B St., Suite 1810, San Diego, CA 92101. Mr. Feldman is a self-employed attorney.

Elliott Feuerstein Mr. Feuerstein's address is 8294 Mira Mesa Blvd., San Diego, CA 92126. Mr. Feuerstein is a real estate investor.

Murray L. Galinson Mr. Galinson's address is 7979 Ivanhoe, Suite 520, La Jolla, CA 92037. Mr. Galinson is self-employed with The Galinson Group, 7979 Ivanhoe, Suite 520, La Jolla, CA 92037.

Elaine Galinson Ms. Galinson's address is 7979 Ivanhoe, Suite 520, La Jolla, CA 92037. Ms. Galinson is a homemaker.

Galinson Holdings LLC The address for Galinson Holdings LLC is 7979 Ivanhoe, Suite 520, La Jolla, CA 92037. Galinson Holdings LLC is a California limited liability company whose principal business is investments. Murray L. Galinson, whose address is the same, is its managing member.

Robert H. Gleason Mr. Gleason's address is 998 W. Mission Bay Drive, San Diego, CA 92109. Mr. Gleason is Chief Financial Officer and General Counsel of Evans Hotels, 998 W. Mission Bay Drive, San Diego, CA 92109.

Robert S. Goldberg Mr. Goldberg's address is 200 W. Santa Ana Blvd., Santa Ana, CA 92701. Mr. Goldberg is an attorney with the law firm of Wilson, Pesota & Richard, 200 W. Santa Ana Blvd., Santa Ana, CA 92701.

William Gorham Mr. Gorham's address is 5808 Madaket Road, Bethesda, MD 20816. Mr. Gorham is the President of The Urban Institute, a nonprofit research organization, 2100 M St., N.W., Washington, D.C. 20037.

Jeffrey Halis Mr. Halis's address is c/o Halo Management, 500 Park Avenue, New York, NY 10022. Mr. Halis serves as a general partner of Halo Capital Partners, L.P., a Delaware limited partnership ("Halo"). Halo serves as the sole general partner of each of Tyndall Partners, L.P. ("Tyndall"), Tyndall Institutional Partners, L.P. ("Tyndall Institutional") and

                                                            Page 93 of 109 Pages

Madison Avenue Partners, L.P. ("Madison"), each of which are Delaware limited partnerships having their principal executive offices located at 500 Park Avenue, Fifth Floor, New York, New York 10022. In addition, Mr. Halis serves as a member of Jemi Management, L.L.C., a New York limited liability company, which serves as the Investment Manager for Halo International, Ltd. ("Halo
International") , a company organized under the laws of the Cayman Islands, having its principal executive offices located at Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, P O Box 31106 SMB, Grand Cayman, Cayman Islands. Each of Tyndall, Tyndall Institutional, Madison and Halo International are engaged in the investment in personal property of all kinds, including but not limited to capital stock, depository receipts, investment companies, mutual funds, subscriptions, warrants, bonds, notes, debentures, options and other securities of whatever kind and nature.

Jacklyn Horton Ms. Horton's address is 2245 Soledad Rancho Road, San Diego, CA 92109. Ms. Horton is a self-employed attorney.

Paul Horton Mr. Horton's address is 2245 Soledad Rancho Road, San Diego, CA 92109. Mr. Horton is a professor at the University of San Diego, Alcala Park, San Diego, CA 92110.

Theodore P. Hurwitz Mr. Hurwitz' address is 4400 East West Hwy. No. 631, Bethesda, MD 20814. Mr. Hurwitz is self-employed as a consultant to nonprofit organizations.

James M. Jackson Mr. Jackson's address is 552 A Main Avenue, Durango, CO 81301. Mr. Jackson is a partner with the law firm of Jackson & Jackson, 552 A Main Avenue, Durango, CO 81301.

George M. Jezek Mr. Jezek's address is 6444 Lance, San Diego, CA 92120. Mr. Jezek is not employed.

Warren O. Kessler Mr. Kessler's address is 2530 Hidden Valley Place, La Jolla, CA 92037. Mr. Kessler is a physician with Hillcrest Urological Medical Group, Inc., 4060 4th Ave., Suite 310, San Diego, CA 92103.

Karen Kessler. Ms. Kessler's address is 2530 Hidden Valley Place, La Jolla, CA 92037. Ms. Kessler is a housewife.

Kindervest The address for Kindervest is 7979 Ivanhoe, Suite 520, La Jolla, CA 92037. Kindervest is a California limited partnership whose principal business is investments. Murray L. Galinson, whose address is the same, is the managing general partner.

Jean Kluver Ms. Kluver's address is 2195 Via Don Benito, La Jolla, CA 92037. Ms. Kluver is a housewife.

                                                            Page 94 of 109 Pages

Emilie B. Kosup Ms. Kosup's address is 10425 Caminito Cuervo, No. 219, San Diego, CA 92108. Ms. Kosup is an executive secretary with Price Entities, 7979 Ivanhoe Ave., Suite 520, La Jolla, CA 92037.

Mitchell G. Lynn Mr. Lynn's address is 2245 San Diego Ave., No. 223, San Diego, CA 92110. Mr. Lynn is a co-owner of CRI 2000, LLC, a manufacturing and trading business, 2245 San Diego Ave., No. 223, San Diego, CA 92110.

Alyce S. Lynn Ms. Lynn's address is 2245 San Diego Ave., No. 223, San Diego, CA 92110. Ms. Lynn is a housewife.

Jack McGrory Mr. McGrory's address is 4649 Morena Blvd., San Diego, CA 92117. Mr. McGrory is the Chief Executive Officer of Price Enterprises, Inc., 4649 Morena Blvd., San Diego, CA 92117.

Brian Monaghan Mr. Monaghan's address is 305 San Antonio Avenue, San Diego, CA 92106. Mr. Monaghan is an attorney with his own law firm, the Law Offices of Brian D. Monaghan, 305 San Antonio Avenue, San Diego, CA 92106.

Gerri Monaghan Ms. Monaghan's address is 305 San Antonio Avenue, San Diego, CA 92106. Ms. Monaghan is a housewife.

Gilbert Anthony Partida Mr. Partida's address is 4649 Morena Boulevard, San Diego, CA 92117. Mr. Partida is President and Chief Executive Officer of PriceSmart, Inc., 4649 Morena Boulevard, San Diego, CA 92117.

Raymond E. Peet Mr. Peet's address is 7433 Fairway Road, La Jolla, CA 92037. Mr. Peet is a retired Vice Admiral, US Navy, and a director of Cubic Corp., 9333 Balboa Ave., San Diego, CA 92123.

W. Dian Peet Ms. Peet's address is 7433 Fairway Road, La Jolla, CA 92037. Ms. Peet is not employed.

Barbara J. Peterson Ms. Peterson's address is 7020 Neptune Place, La Jolla, CA 92037. Ms. Peterson is a homemaker.

Daniel C. Peterson Mr. Peterson's address is 901 S. State St., Suite 300, Hemet, CA 92543. Mr. Peterson is an attorney with the Law Office of Daniel C. Peterson at such address.

Donna Lee Peterson Ms. Peterson's address 901 S. State St., Suite 300, Hemet, CA 92543. Ms. Peterson is a homemaker.

Matthew A. Peterson Mr. Peterson's address is 6596 Avenida Wilfredo, La Jolla, CA 92037.

                                                            Page 95 of 109 Pages

Mr. Peterson is an attorney with the law firm of Peterson & Price, a Professional Corp., 530 B St., Suite 1700, San Diego, CA 92101.

Paul A. Peterson Mr. Peterson's address is 7979 Ivanhoe Ave., Suite 520, La Jolla, CA 92037. Mr. Peterson is an attorney with the law firm of Peterson & Price, a Professional Corp., 530 B St., Suite 1700, San Diego, CA 92101.

Allison Price Ms. Price's address is 7979 Ivanhoe Ave., Suite 520, La Jolla, CA 92037. Ms. Price is a housewife.

Benjamin Price Mr. Price's address is 7979 Ivanhoe Ave., Suite 520, La Jolla, CA 92037. Mr. Price is not employed.

Jonas Price Mr. Price's address is 7979 Ivanhoe Ave., Suite 520, La Jolla, CA 92037. Mr. Price is self-employed.

Minnie Price Ms. Price's address is 7979 Ivanhoe Ave., Suite 520, La Jolla, CA 92037. Ms. Price is retired.

Rebecca L. Price Ms. Price's address is 7979 Ivanhoe Ave., Suite 520, La Jolla, CA 92037. Ms. Price is a student teacher at Rosa Parks Elementary School, 4510 Landis St., San Diego, CA.

Robert Price Mr. Price's address is 7979 Ivanhoe Ave., Suite 520, La Jolla, CA 92037. Mr. Price is self-employed and serves as Chairman of the Board of Directors of Price Enterprises, Inc., 4649 Morena Blvd., San Diego, CA 92117.

Irl R. Robinson Mr. Robinson's address is 591 Camino De La Reina, Suite 616, San Diego, CA 92108. Mr. Robinson is an attorney with the law firm of White & Robinson, a Professional Corp., at such address.

Ann Robinson Ms. Robinson's address is 591 Camino De La Reina, Suite 616, San Diego, CA 92108. Ms. Robinson is a homemaker.

Lawrence Rosenstock Mr. Rosenstock's address is 2195 Via Don Benito, La Jolla, CA 92037. Mr. Rosenstock is the Principal of High Tech High, P O Box 3312, San Diego, CA 92038.

San Diego Foundation The Foundation's address is 1420 Kettner Boulevard, Suite 500, San Diego, CA 92101. The Foundation is a nonprofit 501(c) corporation.

Stanley K. Sheinbaum Mr. Sheinbaum's address is 345 North Rockingham Avenue, Los Angeles, CA 90049. Mr. Sheinbaum is self-employed.

                                                            Page 96 of 109 Pages

Max Edward Spring Mr. Spring's address is 10212 NE 62nd St., Kirkland, WA 98033. Mr. Spring is an attorney with the law firm of Oseran, Hahn, Van Valen & Watts P.S., 10900 NE 4th St., Suite 850, Bellevue, WA 98004.

Frances E. Spring Ms. Spring's address is 10212 NE 62nd St., Kirkland, WA 98033. Ms. Spring is a preschool administrator for the Stroum Jewish Community Center of Greater Seattle, 3801 East Merler Way, Mercer Island, WA 98040.

Myron S. Spring Mr. Spring's address is 5831 Oberlin Ave., NE, Seattle, WA 98105. Mr. Spring is retired.

Ruth M. Spring Ms. Spring's address is 5831 Oberlin Ave., NE, Seattle, WA 98105. Ms. Spring is retired.

Ronald S. Spring Mr. Spring's address is 6022 143rd NE, Redmond, WA 98052. Mr. Spring is retired.

Alice N. Spring Ms. Spring's address is 6022 143rd NE, Redmond, WA 98052. Ms. Spring is self-employed as a part-time consultant.

Jerry A. Spring Mr. Spring's address is 14602 SE 47th Place, Bellevue, WA 98006. Mr. Spring is Manager of Supplier Management for The Boeing Co., P.O. Box 3707 MC 4C-91, Seattle, WA 98124.

Mauricia G. Spring Ms. Spring's address is 14602 SE 47th Place, Bellevue, WA 98006. Ms. Spring is a primary teacher at Spiritridge Elementary School, 16402 SE 24th, Bellevue, WA 98008.

George Wixen Mr. Wixen's address is 1427 Caminito Diadema, San Diego, CA. Mr. Wixen is retired.

Elliott Keene Wolcott Mr. Wolcott's address is 4545 North Lane, Del Mar, CA 92014. Mr. Wolcott is an investor.

Byron F. White Mr. White's address is 591 Camino De La Reina, Suite 616, San Diego, CA 92108. Mr. White is an attorney with the law firm of White & Robinson, a Professional Corp., at such address.

                                                            Page 97 of 109 Pages


                                   Schedule II

     The following information describes the beneficial ownership of shares of PREN Common Stock subject to the Stockholders Agreement by each of the Reporting Persons and the power to vote and dispose of such shares, without taking into account the potential treatment of the Reporting Persons as a "group" under
Section 13(d) of the Exchange Act and Rule 13d-5 thereunder.

Sol Price, as Trustee of the Price Charitable Remainder Trust U/T/D 1/10/83, the Price Family Charitable Trust U/T/D 3/10/84, the Marion Brodie Trust and the Dorothy Goldberg Charitable Trust

     (a) The aggregate number of shares beneficially owned is 2,608,419 and is held as follows:

     - 308,490 shares by Sol Price as Trustee of Price Charitable Remainder Trust U/T/D 1/10/83.

     - 2,213,079 shares by Sol Price as Trustee of Price Family Charitable Trust U/T/D 3/10/84.

     -    34,950 shares by Sol Price as Co-Trustee of Marion Brodie Trust.

     -    51,900  shares  by  Sol  Price  as  Co-Trustee  of  Dorothy   Goldberg
          Charitable Trust.

     These shares include 86,850 shares of which Mr. Price disclaims beneficial ownership. These shares do not include the 2,627,745 shares (approximately 19.8%) of PREN Common Stock beneficially owned by Robert Price, the son of Sol Price.

     (b) The power to vote and the power to dispose of such shares is as follows:

          Sole Voting Power:

            308,490 By Sol Price as Trustee of Price Charitable Remainder Trust* 2,213,079 By Sol Price as Trustee of Price Family Charitable Trust**
          ---------
          2,521,569 TOTAL

         Shared Voting Power

         34,950 by Sol Price as Co-Trustee of Marion Brodie Trust
         51,900 by Sol Price as Co-Trustee of Dorothy Goldberg Charitable Trust
         ------

                                                            Page 98 of 109 Pages

         86,850 TOTAL

         Sole Dispositive Power

           308,490 By Sol Price as Trustee of Price Charitable Remainder Trust* 2,213,079 By Sol Price as Trustee of Price Family Charitable Trust**
         ---------
         2,521,569 TOTAL

         Shared Dispositive Power

          34,950 by Sol Price as Co-Trustee of Marion Brodie Trust
          51,900 by Sol Price as Co-Trustee of Dorothy Goldberg Charitable Trust
         ---------
         86,850 TOTAL

         Exclusion of Shares

         Mr. Price disclaims beneficial ownership of the following shares:

            34,950 Held by Marion Brodie Trust
            51,900 Held by Dorothy Goldberg Charitable Trust
           ---------
            86,850 TOTAL

* Does not include 220,240 shares of Common Stock pledged to the Price Charitable Remainder Trust to secure certain notes delivered to the Price
Charitable Remainder Trust in connection with sales of such shares to the pledgors in May 1998. Certain shares previously subject to the pledge have been released from the pledge, and the proceeds from the sale of such shares have been used to pay down the applicable note. The Price Charitable Remainder Trust does not have the right to vote or dispose of the pledged shares prior to a default under the applicable note.

** Does not include 604,120 shares of Common Stock pledged to the Price Family Charitable Trust to secure certain notes delivered to the Price Family Charitable Trust in connection with sales of such shares to the pledgors in May 1998. Certain shares previously subject to the pledge have been released from the pledge, and the proceeds from the sale of such shares have been used to pay down the applicable note. The Price Family Charitable Trust does not have the right to vote or dispose of the pledged shares prior to a default under the applicable note.

Community Foundation of The United Jewish Federation of San Diego County

     (a)  The number of shares beneficially owned is 71,580.

                                                            Page 99 of 109 Pages

     (b) The Foundation has sole power to vote and dispose of such shares.

James F. Cahill, individually

     (a) The number of shares beneficially owned is 68,959.

     (b) Mr. Cahill has sole power to vote and dispose of such shares.

James F. Cahill, as Custodian for Patrick Cahill under the California Uniform Transfers to Minors Act

     (a) The number of shares beneficially owned is 1,000.

     (b) Mr. Cahill has sole power to vote and dispose of such shares.

James F. Cahill, as Custodian for Chris Cahill under the California Uniform Transfers to Minors Act

     (a) The number of shares beneficially owned is 1,000.

     (b) Mr. Cahill has sole power to vote and dispose of such shares.

David Cherashore as Trustee of the Cherashore Family Trust dated 4/18/97

     (a) The number of shares beneficially owned is 5,000.

     (b) Mr. Cherashore has sole power to vote and dispose of such shares.

Roger C. Cornell as Trustee of the Cornell Trust

     (a) The number of shares beneficially owned is 15,000.

     (b) Mr. Cornell has sole power to vote and dispose of such shares.

Sherrie Cousineau

     (a) The number of shares beneficially owned is 7,106.

     (b) Ms. Cousineau and her husband, Walter Cousineau, share the power to vote and dispose of such shares.

Mary Crisci

     (a) The number of shares beneficially owned is 1,000.

                                                           Page 100 of 109 Pages


     (b) Ms. Crisci has sole power to vote and dispose of such shares.

Roy P. Drachman

     (a) The number of shares beneficially owned is 12,141.

     (b) Mr. Drachman has sole power to vote and dispose of such shares.

Daniel Einhorn, as Trustee of the Diabetes & Endocrine Associates Trust Profit Sharing Plan

     (a) The number of shares beneficially owned is 9,000.

     (b) Mr. Einhorn has sole power to vote and dispose of such shares.

Daniel Einhorn and Emily Einhorn as Trustees of the Einhorn Trust

     (a) The number of shares beneficially owned is 19,000.

     (b) The Trustees share the power to vote and dispose of such shares.

Daniel Einhorn, individually

     (a) The number of shares beneficially owned is 50,000.

     (b) Mr. Einhorn and his wife, Emily Einhorn, share the power to vote and dispose of such shares.

Anne L. Evans

     (a) The number of shares beneficially owned is 23,418.

     (b) Ms. Evans has sole power to vote and dispose of such shares.

Margaret Evans

     (a) The number of shares beneficially owned is 10,000.

     (b) Ms. Evans has sole power to vote and dispose of such shares.

Nancy Evans

     (a) The number of shares beneficially owned is 10,000.

                                                           Page 101 of 109 Pages

     (b) Ms. Evans has sole power to vote and dispose of such shares.

Murray L. Galinson and Elaine Galinson as Trustees of the Galinson Charitable Remainder Trust

     (a) The number of shares beneficially owned is 1,030.

     (b) The Trustees share the power to vote and dispose of such shares.

Murray L. Galinson and Elaine Galinson as Trustees of the Murray and Elaine Galinson Trust

     (a) The number of shares beneficially owned is 4,959.

     (b) The Trustees share the power to vote and dispose of such shares.

Galinson Holdings LLC

     (a) The number of shares beneficially owned is 100,000.

     (b) Murray Galinson, the manager of Galinson Holdings LLC, has the sole power to vote and dispose of such shares.

Kindervest

     (a) The number of shares beneficially owned is 1,500.

     (b) Murray Galinson, the general partner of Kindervest, has the sole power to vote and dispose of such shares.

Robert H. Gleason

     (a) The number of shares beneficially owned is 5,000.

     (b) Mr. Gleason has sole power to vote and dispose of such shares.

Robert S. Goldberg, Earl N. Feldman and Sol Price as Trustees of the Goldberg Trust

     (a) The number of shares beneficially owned is 51,900.

     (b) The Trustees share the power to vote and dispose of such shares.

     As stated above, Mr. Price disclaims beneficial ownership with respect to these shares.

William Gorham

                                                           Page 102 of 109 Pages

     (a) The number of shares beneficially owned is 30,000.

     (b) Mr. Gorham and his wife, Gail Gorham, share power to vote and dispose of such shares.

Jeffrey Halis

     (a) The number of shares beneficially owned is 305,753, 179,132 of which are owned by Tyndall Partners, L.P., 50,054 of which are owned by Halo International, Ltd., 24,752 of which are owned by Madison Avenue Partners, L.P., and 51,815 of which are owned by Tyndall Institutional Partners, L.P.

     (b) Mr. Halis has sole power to vote and dispose of such shares.

Jacklyn Horton and Paul Horton as Trustees of the Horton Family Trust

     (a) The number of shares beneficially owned is 51,650.

     (b) The Trustees share the power to vote and dispose of such shares.

These shares do not include the 900 shares of PREN Common Stock beneficially owned by the children of Jacklyn and Paul Horton.

Theodore P. Hurwitz as Trustee of the Hurwitz Trust

     (a) The number of shares beneficially owned is 10,000.

     (b) Mr. Hurwitz has sole power to vote and dispose of such shares.

James M. Jackson

     (a) The number of shares beneficially owned is 101,599.

     (b) Mr. Jackson has sole power to vote and dispose of such shares.

George M. Jezek as Trustee of the Jezek Family Trust DTD 12/4/89

     (a) The number of shares beneficially owned is 4,120.

     (b) Mr. Jezek has sole power to vote and dispose of such shares.

Warren O. Kessler and Karen K. Kessler as Trustees of the Kessler Family Trust DTD 7/9/86

     (a) The number of shares beneficially owned is 38,809.

     (b) The Trustees share the power to vote and dispose of such shares.

Emilie B. Kosup as Trustee of The Emilie B. Kosup Trust DTD 12/20/89

                                                           Page 103 of 109 Pages

     (a) The number of shares beneficially owned is 5,022.

     (b) Ms. Kosup has sole power to vote and dispose of such shares.

Mitchell G. Lynn and Alyce S. Lynn as Trustees of the Lynn Trust

     (a) The number of shares beneficially owned is 200,000.

     (b) The Trustees share the power to vote and dispose of such shares.

Jack McGrory, individually

     (a) The number of shares beneficially owned is 10,000.

     (b) Mr. McGrory has sole power to vote and dispose of such shares.

Jack McGrory, as Custodian for Jennifer McGrory

     (a) The number of shares beneficially owned is 500.

     (b) Mr. McGrory has sole power to vote and dispose of such shares.

Jack McGrory, as Custodian for Lauren McGrory

     (a) The number of shares beneficially owned is 500.

     (b) Mr. McGrory has sole power to vote and dispose of such shares.

Jack McGrory, as Custodian for Kyle McGrory

     (a) The number of shares beneficially owned is 500.

     (b) Mr. McGrory has sole power to vote and dispose of such shares.

Jack McGrory, as Custodian for Allyson McGrory

     (a) The number of shares beneficially owned is 500.

     (b) Mr. McGrory has sole power to vote and dispose of such shares.

Brian Monaghan and Gerry Monaghan as Trustees of the Monaghan Trust

     (a) The number of shares beneficially owned is 100,000.

                                                           Page 104 of 109 Pages

     (b) The Trustees share the power to vote and dispose of such shares.

Gilbert Anthony Partida

     (a) The number of shares beneficially owned is 30,000.

     (b) Mr. Partida has sole power to vote and dispose of such shares.

Raymond E. Peet and W. Dian Peet as Trustees of the Peet Family Trust U/A DTD 5/15/96

     (a) The number of shares beneficially owned is 16,020.

     (b) The Trustees share the power to vote and dispose of such shares.

Paul A. Peterson as Trustee of the Peterson Sons Charitable Remainder Trust U/D/T 4/1/99

     (a) The number of shares beneficially owned is 80,779.

     (b) Mr. Peterson has sole power to vote and dispose of such shares.

Paul A.  Peterson  as  Trustee  of the Ryan David  Switzer  Education  Trust DTD
12/1/97

     (a) The number of shares beneficially owned is 4,890.

     (b) Mr. Peterson has sole power to vote and dispose of such shares.

Paul A. Peterson as Trustee of the Paul A. Peterson Charitable Remainder Trust U/D/T 5/15/97

     (a) The number of shares beneficially owned is 57,743.

     (b) Mr. Peterson has sole power to vote and dispose of such shares.

Paul A. Peterson as Trustee of the Peterson & Price, a Professional Corp., Profit Sharing Plan Trust B

     (a) The number of shares beneficially owned is 50,000.

     (b) Mr. Peterson has sole power to vote and dispose of such shares.

Paul A. Peterson as Custodian for Derek Seibert under the California Uniform Transfers to Minors Act

     (a) The number of shares beneficially owned is 1,000.

                                                           Page 105 of 109 Pages


     (b) Mr. Peterson has sole power to vote and dispose of such shares.

Paul A. Peterson as Custodian for Max Loren Seibert under the California Uniform Transfers to Minors Act

     (a) The number of shares beneficially owned is 1,000.

     (b) Mr. Peterson has sole power to vote and dispose of such shares.

Matthew A. Peterson, individually

     (a) The number of shares beneficially owned is 4,800.

     (b) Mr. Peterson has sole power to vote and dispose of such shares.

Matthew A. Peterson, as Trustee of The Peterson Trust

     (a) The number of shares beneficially owned is 3,500.

     (b) Mr. Peterson has sole power to vote and dispose of such shares.

Barbara J. Peterson

     (a) The number of shares beneficially owned is 20,000.

     (b) Ms. Peterson has sole power to vote and dispose of such shares.

Daniel C. Peterson and Donna Lee Peterson as Trustees of the Peterson 1988 Family Trust

     (a) The number of shares beneficially owned is 6,000.

     (b) The Trustees share the power to vote and dispose of such shares.

Daniel C. Peterson as Trustee of the Jane Raventos Trust

     (a) The number of shares beneficially owned is 6,257.

     (b) Mr. Peterson has sole power to vote and dispose of such shares.

James F. Cahill, Max Edward Spring and Elliott Feuerstein as Trustees of the Sarah Price Exemption Trust 5/6/97

     (a) The number of shares beneficially owned is 3,300.

                                                           Page 106 of 109 Pages


     (b) The Trustees share the power to vote and dispose of such shares.

James F. Cahill, Max Edward Spring and Elliott Feuerstein as Trustees of the Rebecca Price Exemption Trust 5/6/97

     (a) The number of shares beneficially owned is 3,300.

     (b) The Trustees share the power to vote and dispose of such shares.

James F. Cahill, Max Edward Spring and Elliott Feuerstein as Trustees of the David Price Exemption Trust 5/6/97

     (a) The number of shares beneficially owned is 3,300.

     (b) The Trustees share the power to vote and dispose of such shares.

Robert Price and Allison Price as Trustees of the Rebecca Price Trust 9/22/89

     (a) The number of shares beneficially owned is 30,090.

     (b) The Trustees share the power to vote and dispose of such shares.

Robert Price and Allison Price as Trustees of the Sarah Price Trust 9/22/89

     (a) The number of shares beneficially owned is 30,090.

     (b) The Trustees share the power to vote and dispose of such shares.

Robert Price and Allison Price as Trustees of the David Price Trust 9/22/89

     (a) The number of shares beneficially owned is 30,090.

     (b) The Trustees share the power to vote and dispose of such shares.

Robert Price and Allison Price as Trustees of the Robert and Allison Price Charitable Remainder Trust U/T/D 3/11/97

     (a) The number of shares beneficially owned is 2,536,328.

     (b) The Trustees share the power to vote and dispose of such shares.

James F.  Cahill and Jonas  Price as  Trustees  of the Jonas  Price  Trust U/T/D
9/22/89

                                                           Page 107 of 109 Pages

     (a) The number of shares beneficially owned is 28,840.

     (b) The Trustees share the power to vote and dispose of such shares.

James F. Cahill and Benjamin Price as Trustees of the Benjamin Price Trust U/T/D 9/22/89

     (a) The number of shares beneficially owned is 28,840.

     (b) The Trustees share the power to vote and dispose of such shares.

Jonas Price, individually

     (a) The number of shares beneficially owned is 5,112.

     (b) Mr. Price has sole power to vote and dispose of such shares.

Rebecca L. Price, individually

     (a) The number of shares beneficially owned is 2,130.

     (b) Ms. Price has sole power to vote and dispose of such shares.

Robert Price, as Custodian for David Price under the California Uniform Transfers to Minors Act

     (a) The number of shares beneficially owned is 852.

     (b) Robert Price has sole power to vote and dispose of such shares.

Minnie Price as Trustee of the Minnie Price Trust A

     (a) The number of shares beneficially owned is 4,614.

     (b) Ms. Price has sole power to vote and dispose of such shares.

Minnie Price and Rona Farnum as Trustees of the Henry and Minnie Price Trust B 4/22/71

     (a) The number of shares beneficially owned is 32,300.

     (b) The Trustees share the power to vote and dispose of such shares.

Irl R. Robinson and Ann Robinson as Trustees of the Irl R. Robinson and Ann Robinson Trust Dated 6/8/90

                                                           Page 108 of 109 Pages

     (a) The number of shares beneficially owned is 9,000.

     (b) The Trustees share the power to vote and dispose of such shares.

Lawrence Rosenstock and Jean Kluver as Trustees of the Lawrence Rosenstock and Jean Kluver Trust dated May 12, 1998

     (a) The number of shares beneficially owned is 26,743.

     (b) The Trustees share the power to vote and dispose of such shares.

San Diego Foundation

     (a) The number of shares beneficially owned is 465,031.

     (b) The Foundation has sole power to vote and dispose of such shares.

Stanley K. Sheinbaum as Trustee of the 1989 Sheinbaum Trust

     (a) The number of shares beneficially owned is 100,000.

     (b) Mr. Sheinbaum has sole power to vote and dispose of such shares.

Max Edward Spring and Frances E. Spring, joint tenants

     (a) The number of shares beneficially owned is 10,336.

     (b) Max Edward Spring and Frances E. Spring share the power to vote and dispose of such shares.

Max Edward Spring, individually

     (a) The number of shares beneficially owned is 17,596.

     (b) Max Edward Spring has sole power to vote and dispose of such shares.

Max Edward Spring, Myron S. Spring and Ruth M. Spring as Trustees of the Spring Revocable Living Trust U/A/D 4/24/86

     (a) The number of shares beneficially owned is 8,000.

     (b) The Trustees share the power to vote and dispose of such shares.

Myron S. Spring and Ruth M. Spring, joint tenants

                                                           Page 109 of 109 Pages

     (a) The number of shares beneficially owned is 19,260.

     (b) Myron S. Spring and Ruth M. Spring share the power to vote and dispose of such shares.

Ronald S. Spring and Alice N. Spring, joint tenants

     (a) The number of shares beneficially owned is 24,443.

     (b) Ronald S. Spring and Alice N. Spring share the power to vote and dispose of such shares.

Jerry A. Spring and Mauricia G. Spring, joint tenants

     (a) The number of shares beneficially owned is 21,921.

     (b) Jerry S. Spring and Mauricia G. Spring share the power to vote and dispose of such shares.

George Wixen as Trustee of the Wixen Trust

     (a) The number of shares beneficially owned is 340,235.

     (b) Mr. Wixen has sole power to vote and dispose of such shares.

Elliott Keene Wolcott as Trustee of the Wolcott Investments Inc. Profit Sharing Plan

     (a) The number of shares beneficially owned is 39,570.

     (b) Mr. Wolcott has sole power to vote and dispose of such shares.

Byron F. White and Irl R. Robinson as Trustees of the White and Robinson Profit Sharing Plan

     (a)  The number of shares beneficially owned is 50,000.

     (b)  The Trustees share the power to vote and dispose of such shares.